EXHIBIT 99.1

Escalade Reports Third Quarter 2023 and Year to Date 2023 Results

EVANSVILLE, IN, October 26, 2023 – Escalade, Inc. (NASDAQ: ESCA, or the “Company”), a leading manufacturer and distributor of sporting goods and indoor/outdoor recreational equipment, today announced third quarter and year to date results for 2023.

THIRD QUARTER 2023

(As compared to the third quarter 2022)

●	Net sales decreased 2.1% to $73.4 million
●	Gross margin improved 652 basis points, to 24.7%
●	Operating income increased 52.7% to $6.4 million
●	EBITDA totaled $7.9 million, an increase of 35.7%
●	Net income of $4.3 million, or $0.31 per diluted share vs. $3.0 million, or $0.22 per diluted share for 2022
●	Cash provided by operations of $14.8 million vs. cash used of $5.5 million

THREE QUARTERS ENDED SEPTEMBER 30, 2023

(As compared to three quarters ended October 1, 2022)

●	Net sales decreased 18.0% to $198.1 million
●	Gross margin declined 70 basis points, to 23.1%
●	Operating income decreased 40.0% to $12.9 million
●	EBITDA totaled $17.1 million, a decrease of 35.9%
●	Net income of $7.0 million, or $0.50 per diluted share vs. $15.3 million, or $1.12 per diluted share for 2022
●	Cash provided by operations of $27.7 million vs. cash used of $5.7 million

For the third quarter ended September 30, 2023, Escalade reported net income of $4.3 million, or $0.31 per diluted share, versus net income of $3.0 million, or $0.22 per diluted share for the third quarter in 2022. Total net sales declined 2.1% on a year-over-year basis in the third quarter, primarily due to softer consumer demand across the majority of the Company’s product categories, partially offset by improved demand in our basketball and pickleball product categories and the impact of the change in the Company’s reporting calendar which resulted in eight more business days during the third quarter of 2023. Excluding the impact of the change in the Company’s reporting calendar, net sales declined 11.6%.

For the three quarters ended September 30, 2023, Escalade reported net income of $7.0 million, or $0.50 per diluted share, versus $15.3 million, or $1.12 per diluted share for the three quarters ended October 1, 2022. Total net sales declined 18.0% on a year-over-year basis in 2023 due to softer consumer demand and the impact of the change in the Company’s reporting calendar, which has resulted in seven fewer days in the first three quarters of 2023 compared to the first three quarters of 2022. Excluding the impact of the change in the Company’s reporting calendar, net sales declined 15.5%.

Escalade reported third quarter gross margin of 24.7%, an increase of 652 basis points versus the prior-year quarter, due to favorable product mix, lower costs associated with supply chain disruption and nonrecurring product recall expenses in the prior year quarter that did not recur in the third quarter of 2023.

The Company generated $14.8 million of cash flow from operations in the third quarter 2023, compared to cash use from operations of $5.5 million for the same quarter in 2022. Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) increased 35.7% to $7.9 million in the third quarter 2023, versus $5.8 million in the prior-year period.

As of September 30, 2023, the Company had total cash and equivalents of $0.9 million, together with $47.5 million of availability on its senior secured revolving credit facility maturing in 2027. At the end of the third quarter 2023, net debt (total debt less cash) was 3.1x trailing twelve-month EBITDA.

Escalade’s Board of Directors has declared a quarterly dividend of $0.15 per share of common stock. The dividend is payable on January 12, 2024 to all shareholders of record at the close of business on January 5, 2024.

Effective January 1, 2023, Escalade transitioned to a conventional twelve-month reporting calendar. Please see the accompanying table in our footnotes for a comparison of the days in each quarter for 2022 and 2023.

MANAGEMENT COMMENTARY

“We delivered strong third quarter results highlighted by significant year-over-year-growth in gross margins, operating income and operating cash flow resulting in substantial debt reduction,” stated Walter P. Glazer, Jr., President and CEO of Escalade. “The wholesale inventory destocking cycle that began earlier this year progressed favorably for many of our categories. Order activity also improved within our mass merchant channel, which includes our big box and sporting goods retailers, during the third quarter driven by demand for our basketball and pickleball product categories. We’ve remained highly focused on reducing fixed overhead expenses, while continuing to reduce inventory levels, consistent with our focus on improved working capital efficiency,” stated Glazer.

“During a period of higher interest rates and persistent inflationary headwinds, consumer demand for many of our categories has so far remained resilient,” continued Glazer. “These economic headwinds will likely continue for some time and may further erode consumer confidence and have a greater impact on discretionary spending in our categories. We also believe our retail partners will continue to closely manage their inventory levels and be more promotional in this uncertain economic environment,” stated Glazer. “Our diverse portfolio of recreational brands has resonated with consumers in this current environment, particularly within our basketball and pickleball assortment,” continued Glazer. “The sales improvement we are seeing in these categories results from innovative product introductions, our strong brand support and our continued investment in our direct-to-consumer (DTC) sales platform, which has grown over 50% year-to-date. We continue to invest in both our DTC initiatives and new product development within our brand portfolio.”

“Third quarter gross margin improved substantially to the best levels since the second quarter of last year,” continued Glazer. “The improvement is the result of favorable product mix, expense reductions, and price discipline. We believe that this gross margin level is sustainable as we continue to identify opportunities for fixed cost reductions amid raw material and freight tailwinds. We also continue to focus on the divestiture of our underutilized facility in Mexico.”

“Debt reduction remains our top capital allocation priority at this time,” stated Glazer. “Strong free cash generation in the third quarter supported approximately $12 million in debt reduction, bringing net leverage down to 3.1x at the end of the quarter,” stated Glazer. “Looking ahead, we remain focused on closely managing our capital expenditures as well as further reducing outstanding borrowings and reinvesting in our market-leading portfolio of high-quality brands.”

CONFERENCE CALL

A conference call will be held Thursday, October 26, 2023, at 11:00 a.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Escalade’s website at www.escaladeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-877-300-8521
International Live:	1-412-317-6062

To listen to a replay of the teleconference, which subsequently will be available through November 9, 2023:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	10183197

USE OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), this release contains the non-GAAP financial measure known as “EBITDA.” A reconciliation of this non-GAAP financial measure is contained at the end of this press release. EBITDA is a non-GAAP financial measure that Escalade uses to facilitate comparisons of operating performance across periods. Escalade believes the disclosure of EBITDA provides useful information to investors regarding its financial condition and results of operations. Non-GAAP measures should be viewed as a supplement to and not a substitute for the Company’s U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated. Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of the Company’s results as reported under U.S. GAAP and should be evaluated only on a supplementary basis.

ABOUT ESCALADE

Founded in 1922, and headquartered in Evansville, Indiana, Escalade designs, manufactures, and sells sporting goods, fitness, and indoor/outdoor recreation equipment.  Our mission is to connect family and friends creating lasting memories. Leaders in our respective categories, Escalade’s brands include Brunswick Billiards®; STIGA® table tennis; Accudart®; RAVE Sports® water recreation; Victory Tailgate® custom games; Onix® pickleball; Goalrilla™ basketball; Lifeline® fitness; Woodplay® playsets; and Bear® Archery. Escalade’s products are available online and at leading retailers nationwide. For more information about Escalade’s many brands, history, financials, and governance please visit www.escaladeinc.com.

INVESTOR RELATIONS CONTACT

Patrick Griffin

Vice President - Corporate Development & Investor Relations

812-467-1358

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to: specific and overall impacts of the COVID-19 global pandemic on Escalade’s financial condition and results of operations; the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to achieve its business objectives; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; Escalade’s ability to develop and implement our own direct to consumer e-commerce distribution channel; Escalade’s ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; Escalade’s ability to control costs; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; general economic conditions, including inflationary pressures; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; continued listing of the Company’s common stock on the NASDAQ Global Market; the Company’s inclusion or exclusion from certain market indices; Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; the potential impact of actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; risks related to data security of privacy breaches; the potential impact of regulatory claims, proceedings or investigations involving our products; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries

Consolidated Statements of Operations

(Unaudited, In Thousands Except Per Share Data)

	Third Quarter Ended		Three Quarters Ended
All Amounts in Thousands Except Per Share Data	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022

Net sales	$73,358	$74,904	198,060	$241,621

Costs and Expenses
Cost of products sold	55,222	61,273	152,225	184,147
Selling, administrative and general expenses	11,071	8,769	31,123	33,975
Amortization	620	642	1,860	2,067

Operating Income	6,445	4,220	12,852	21,432

Other Income (Expense)
Interest expense	(1,325)	(954)	(4,280)	(2,462)
Other income (expense)	5	(22)	30	50

Income Before Income Taxes	5,125	3,244	8,602	19,020

Provision for Income Taxes	850	286	1,637	3,735

Net Income	$4,275	$2,958	$6,965	$15,285

Earnings Per Share Data:
Basic earnings per share	$0.31	$0.22	$0.51	$1.13
Diluted earnings per share	$0.31	$0.22	$0.50	$1.12

Dividends declared	$0.15	$0.15	$0.45	$0.45

Consolidated Balance Sheets

(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	September 30, 2023	December 31, 2022	October 1, 2022
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$919	$3,967	$4,000
Receivables, less allowance of $367; $492; and $729; respectively	63,378	57,419	65,258
Inventories	105,267	121,870	134,957
Prepaid expenses	4,303	4,942	4,143
Prepaid income tax	2,080	--	1,075
TOTAL CURRENT ASSETS	175,947	188,198	209,433

Property, plant and equipment, net	23,949	24,751	27,618
Assets held for sale	2,823	2,823	--
Operating lease right-of-use assets	8,645	9,100	9,074
Intangible assets, net	29,260	31,120	34,712
Goodwill	42,326	42,326	39,226
Other assets	423	400	261
TOTAL ASSETS	$283,373	$298,718	$320,324

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$7,143	$7,143	$7,143
Trade accounts payable	24,050	9,414	22,684
Accrued liabilities	11,991	21,320	19,060
Income tax payable	--	71	--
Current operating lease liabilities	1,037	993	816
TOTAL CURRENT LIABILITIES	44,221	38,941	49,703

Other Liabilities:
Long‑term debt	64,896	87,738	99,568
Deferred income tax liability	4,516	4,516	4,759
Operating lease liabilities	8,163	8,641	8,557
Other liabilities	407	407	448
TOTAL LIABILITIES	122,203	140,243	163,035

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 13,736,800; 13,594,407; and 13,590,407; shares respectively	13,737	13,594	13,590
Retained earnings	147,433	144,881	143,699
TOTAL STOCKHOLDERS' EQUITY	161,170	158,475	157,289
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$283,373	$298,718	$320,324

Reconciliation of GAAP Net Income to Non-GAAP EBITDA

(Unaudited, In Thousands)

	Third Quarter Ended		Three Quarters Ended
All Amounts in Thousands	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022

Net Income (GAAP)	$4,275	$2,958	$6,965	$15,285

Interest expense	1,325	954	4,280	2,462
Income tax expense	850	286	1,637	3,735
Depreciation and amortization	1,423	1,604	4,221	5,207

EBITDA (Non-GAAP)	$7,873	$5,802	$17,103	$26,689

Comparison of Fiscal Calendar Days for 2023 and 2022 Quarters

	2023 Days	2022 Days

First Fiscal Quarter	90	84
Second Fiscal Quarter	91	112
Third Fiscal Quarter	92	84
Fourth Fiscal Quarter	92	91
Total Days	365	371